Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm as “another independent registered public accounting firm” under the caption “Financial Highlights” in the Prospectus and to the incorporation by reference of our report dated September 24, 2019 with respect to the financial statements and financial highlights of Hartford Municipal Opportunities ETF, Hartford Schroders Tax-Aware Bond ETF, Hartford Total Return Bond ETF and Hartford Short Duration ETF (four of the series constituting Hartford Funds Exchange-Traded Trust) in Post-Effective Amendment No. 26 to the Registration Statement of Hartford Funds Exchange-Traded Trust filed with the Securities and Exchange Commission under the Securities Act of 1933 (Form N-1A No. 333- 215165) on November 25, 2020.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 19, 2021